Exhibit 99.1

NASDAQ:GFED

      www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield Springfield, MO 65807 417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. BOARD OF DIRECTORS
ELECTS JAMES R. BATTEN AS CHAIRMAN
AND JOHN F. GRIESEMER AS VICE-CHAIRMAN

SPRINGFIELD, MO – (May 11, 2016) – The Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) today announced the election of James R. Batten to the position of Chairman of the Board and John F. Griesemer to the position of Vice-Chairman of the Board of the Company and Guaranty Bank (the “Bank”) effective at the end of the Annual Meeting of Stockholders on May 25, 2016. Batten has served as a Director of the Company since May 2006 and Griesemer has served as a Director of the Company since June 2008.

Batten is an accomplished CPA and executive with more than 30 years of experience in highly successful for profit and non-profit organizations including Convoy of Hope, AG Financial Solutions, and O’Reilly Automotive. Prior to starting his own consulting firm in 2014, he was responsible for the overall operations at Convoy of Hope, growing revenue from $45 million to more than $100 million. This faith-based compassion organization feeds children, conducts community outreach events and responds to domestic and international disasters. Before joining Convoy, he was responsible for all operations at AG Financial Solutions, a faith-based financial institution with more than $2 billion in assets. From 1993 to 2007 Batten led all finance and accounting areas for O’Reilly Auto Parts (NASDAQ:ORLY) taking the company public in April 1993 and growing it from $110 million to $2.3 billion in revenue while maintaining industry-leading performance. Batten’s accounting expertise, public company background, and community involvement make him an ideal leader for the Board.

Griesemer is Executive Vice President, Chief Operations Officer and a member of the Board of Directors of Springfield Underground, Inc., a privately-held construction materials supplier and real estate developer. He is Chairman of the Board of Mercy Springfield Communities, an affiliate of Mercy health system which is the seventh largest Catholic health care system in the U.S. and serves millions annually. Griesemer is also an officer of the Missouri Limestone Producers Association, and was recently elected to serve as an officer of the Springfield Catholic School’s Development Board and the National Stone Sand & Gravel Association Board. He is a past Member of the Board of Catholic Campus Ministries, Junior Achievement of the Ozarks, and Ozarks Technical Community College Foundation. Griesemer brings to the Board a strong organizational and leadership background, management experience, and multi-generational ties to the local community.

Shaun A. Burke, President and Chief Executive Officer of the Company and the Bank, commented, “Both of these high caliber and talented individuals have provided strong leadership and guidance to our Company over the past several years. This transition demonstrates Guaranty’s commitment to long-term succession planning and our future growth and success.”

Don M. Gibson, the current Chairman, will be retiring May 25, 2016 after reaching the Company’s mandatory retirement age of 72 years. Gibson has served as a Director for the Company since February 2002 and has held the position of Chairman since March 2005.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.